UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                       November 7, 2003 (August 25, 2003)


                          SkyTerra Communications, Inc.
             (Exact name of registrant as specified in its charter)


           Delaware                    000-13865               23-2368845
 (State or Other Jurisdiction        (Commission              (IRS Employer
       of Incorporation)              File Number)        Identification Number)


                    19 West 44th Street, Suite 507, New York,
                      New York 10036 (Address of principal
                     executive offices, including zip code)


                                 (212) 730-7540
              (Registrant's telephone number, including area code)


                             Rare Medium Group, Inc.
          (Former name or former address, if changed since last report)

Explanatory Paragraph

         The undersigned registrant hereby amends and restates Item 7 of its current report on Form 8-K, originally filed with the Securities and Exchange Commission on September 3, 2003 to include the requisite historical financial information of Electronic System Products, Inc. and the pro forma financial statements of the registrant. The complete text of Item 7 as amended and restated is as follows.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.

         Independent Auditors' Report
         Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002 and 2001
         Statements of Operations for the six months ended June 30, 2003
            (unaudited) and for the years ended December 31, 2002 and 2001
         Statement Of Changes In Stockholders' Equity (Deficit) for the six
            months ended June 30, 2003 (unaudited) and for the years ended
            December 31, 2002 and 2001
         Statements of Cash Flows for the six months ended June 30, 2003
            (unaudited) and for the years ended December 31, 2002 and 2001 Notes to Financial Statements

(b) Pro Forma Financial Information.

         Overview
         Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2003 and for the year ended December 31, 2002
         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
            June 30, 2003
         Notes to the Unaudited Pro Forma Condensed Consolidated Financial
            Statements

(c) Exhibits.

     Number                             Description
     ------                             -----------
      2.1 *     -   Stock Purchase Agreement between Rare Medium Group, Inc.
                    and Arris International, Inc.

      2.2 *     -   Securities Purchase Agreement by and among American Tower
                    Corporation, Verestar Manager, LLC, and Verestar, Inc.

      10.1 *    -   Note Purchase and Revolving Credit Agreement by and between
                    Verestar, Inc. and Rare Medium Group, Inc.

      23.1      -   Consent of Independent Public Accountant

      99.1 *    -   Press release issued by Rare Medium Group, Inc. on
                    September 2, 2003.

    * Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2003, and incorporated herein by reference.

                          INDEPENDENT AUDITORS' REPORT


To Board of Directors and Stockholder of
Electronic System Products, Inc.:

We have audited the accompanying balance sheets of ELECTRONIC SYSTEM PRODUCTS, INC. as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEM PRODUCTS, INC. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The June 30, 2003 financial statements were reviewed by us, and our report thereon, dated October 3, 2003, stated we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.


/s/ Habif, Arogeti & Wynne, LLP
Atlanta, Georgia
October 3, 2003

                                                   ELECTRONIC SYSTEM PRODUCTS, INC.
                                                            BALANCE SHEETS

                                                                                                December 31,
                                                                                      ---------------------------------
                                                                  June 30, 2003            2002              2001
                                                                 -----------------    ---------------    --------------
                                                                   (Unaudited)

                            Assets
Current assets:
   Cash                                                                    $9,000             $9,000            $9,000
   Accounts receivable, net of allowance of $316,267,
     $551,905 and $1,190,841, respectively                                383,775            786,539         1,466,146
   Prepaid expenses                                                           441              6,039           224,242
   Deferred job costs                                                          --                 --           239,091
                                                                 -----------------    ---------------    --------------
      Total current assets                                                393,216            801,578         1,938,479
                                                                 -----------------    ---------------    --------------

Property, plant and equipment:
   Computer equipment                                                   1,073,355          1,073,355         1,073,355
   Furniture and fixtures                                                  42,712             42,712            42,712
   Machinery and equipment                                                548,946            548,946           548,946
   Leasehold improvements                                                  58,455            375,471           375,471
                                                                 -----------------    ---------------    --------------
      Total property, plant and equipment, at cost                      1,723,468          2,040,484         2,040,484
   Accumulated depreciation                                            (1,661,825)        (1,765,226)       (1,594,499)
                                                                 -----------------    ---------------    --------------
      Total property, plant and equipment, net                             61,643            275,258           445,985
                                                                 -----------------    ---------------    --------------

Other assets:
   Note receivable                                                             --                 --           487,318
   Goodwill, net of accumulated amortization of $2,268,482                     --                 --        10,805,981
   Investments                                                          1,027,903          1,027,903         1,201,599
                                                                 -----------------    ---------------    --------------
     Total other assets                                                 1,027,903          1,027,903        12,494,898
                                                                 -----------------    ---------------    --------------

       Total assets                                                    $1,482,762         $2,104,739       $14,879,362
                                                                 =================    ===============    ==============

          Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
   Accounts payable                                                       $72,052            $93,335            $9,090
   Accrued expenses                                                       209,635            532,132           209,023
   Deferred revenue                                                       233,343            539,064           517,000
   Due to related party                                                15,394,938         13,027,617         6,512,416
   Accrued estimated loss on contract                                     330,667            568,572                --
                                                                 -----------------    ---------------    --------------
      Total current liabilities                                        16,240,635         14,760,720         7,247,529
                                                                 -----------------    ---------------    --------------
Stockholder's equity (deficit):
   Common stock, $1 par value, 1,000 shares authorized,
     issued and outstanding                                                 1,000              1,000             1,000
   Additional paid-in capital                                          13,074,463         13,074,463        13,074,463
   Accumulated deficit                                                (27,833,336)       (25,731,444)       (5,443,630)
                                                                 -----------------    ---------------    --------------
      Total stockholder's equity (deficit)                            (14,757,873)       (12,655,981)        7,631,833
                                                                 -----------------    ---------------    --------------
        Total liabilities and stockholder's equity (deficit)           $1,482,762         $2,104,739       $14,879,362
                                                                 =================    ===============    ==============


                                             See auditors' report and accompanying notes.


                                                   ELECTRONIC SYSTEM PRODUCTS, INC.
                                                       STATEMENTS OF OPERATIONS

                                                                                      Years Ended December 31,
                                                           Six Months Ended      -----------------------------------
                                                            June 30, 2003             2002               2001
                                                           -----------------     ---------------    ----------------
                                                             (Unaudited)

Net sales                                                       $ 1,437,174          $3,798,707         $12,405,528
Cost of services                                                  1,771,764           5,452,581           8,221,572
                                                           -----------------     ---------------    ----------------
     Gross profit (loss)                                           (334,590)         (1,653,874)          4,183,956
Selling, general and administrative expenses                      1,557,628           6,741,966           7,263,169
                                                           -----------------     ---------------    ----------------
     Loss from operations                                        (1,892,218)         (8,395,840)         (3,079,213)
Interest expense                                                    (83,639)           (164,195)           (138,715)
Loss on investments                                                      --            (948,798)                 --
Loss on disposal of property, plant and equipment                  (147,635)                 --                  --
Other income                                                         21,600              27,000                  --
                                                           -----------------     ---------------    ----------------
     Loss before income tax expense and cumulative
       effect of a change in accounting principle                (2,101,892)         (9,481,833)         (3,217,928)
Income tax expense                                                       --                  --                  --
                                                           -----------------     ---------------    ----------------
     Loss before cumulative effect of a change in                (2,101,892)         (9,481,833)         (3,217,928)
       accounting principle
Cumulative effect on prior years (to December 31, 2001)
   of changing goodwill impairment                                       --         (10,805,981)                 --
                                                           -----------------     ---------------    ----------------
     Net loss                                                  $ (2,101,892)      $ (20,287,814)       $ (3,217,928)
                                                           =================     ===============    ================



                                             See auditors' report and accompanying notes.


                                                   ELECTRONIC SYSTEM PRODUCTS, INC.
                                        STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
                                          FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND
                                          FOR THE SIX MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


                                                                                                            Total
                                                                                                        Stockholder's
                                                                  Additional         Accumulated            Equity
                                             Common Stock       Paid-In Capital        Deficit            (Deficit)
                                            ----------------    ----------------    ---------------     ---------------
Balance, January 1, 2001                             $1,000         $13,074,463       $(2,225,702)         $10,849,761

Net loss                                                 --                  --        (3,217,928)         (3,217,928)
                                            ----------------    ----------------    ---------------     ---------------

Balance, December 31, 2001                            1,000          13,074,463        (5,443,630)          7,631,833

Net loss                                                 --                  --       (20,287,814)        (20,287,814)
                                            ----------------    ----------------    ---------------     ---------------

Balance, December 31, 2002                            1,000          13,074,463       (25,731,444)        (12,655,981)

Net loss (unaudited)                                     --                  --        (2,101,892)         (2,101,892)
                                            ----------------    ----------------    ---------------     ---------------

Balance, June 30, 2003 (unaudited)                   $1,000         $13,074,463      $(27,833,336)       $(14,757,873)
                                            ================    ================    ===============     ===============



                                             See auditors' report and accompanying notes.



                                                   ELECTRONIC SYSTEM PRODUCTS, INC.
                                                       STATEMENTS OF CASH FLOWS


                                                                                        Years Ended December 31,
                                                             Six Months Ended      -----------------------------------
                                                               June 30, 2003            2002                2001
                                                             ------------------    ---------------     ---------------
                                                                (Unaudited)
Cash flows from operating activities:
   Net loss                                                        $(2,101,892)     $(20,287,814)        $(3,217,928)
                                                             ------------------    ---------------     ---------------
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
       Amortization                                                         --                --             335,936
       Depreciation                                                     65,980           170,727             223,652
       Loss on investments                                                  --           948,798                  --
       Loss on property, plant and equipment                           147,635                --                  --
       Goodwill impairment                                                  --        10,805,981                  --
       Provision for doubtful receivable accounts                     (235,638)         (638,936)          1,157,134
       Accrued estimated loss on contract                             (237,905)          568,572                  --
       Changes in assets and liabilities:
         Accounts receivable                                           638,402         1,030,759          (1,871,596)
         Prepaid expenses                                                5,598           218,203            (106,536)
         Deferred job costs                                                 --           239,091            (239,091)
         Accounts payable                                              (21,283)           84,245            (220,266)
         Accrued expenses                                             (322,497)          323,109            (166,803)
         Deferred revenue                                             (305,721)           22,064             517,000
         Due to related party                                        2,367,321         6,515,201           3,788,007
                                                             ------------------    ---------------     ---------------
           Total adjustments                                         2,101,892        20,287,814           3,417,437
                                                             ------------------    ---------------     ---------------
     Net cash provided by operating activities                              --                --             199,509
                                                             ------------------    ---------------     ---------------

Cash flows from investing activities:
   Acquisition of property, plant and equipment                             --                --            (210,509)
                                                             ------------------    ---------------     ---------------
     Net cash used by investing activities                                  --                --            (210,509)
                                                             ------------------    ---------------     ---------------

Net decrease in cash                                                        --                --             (11,000)
Cash, beginning of period                                                9,000             9,000              20,000
                                                             ------------------    ---------------     ---------------
Cash, end of period                                                     $9,000            $9,000              $9,000
                                                             ==================    ===============     ===============





SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest                                   $--                $--                 $--

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During 2002, the Company converted $287,784 of net trade receivables into stock of the debtor.

During 2001, the Company converted $1,000,000 of trade receivables into stock of the debtor (see Note D).

Also during 2001, the Company exchanged trade receivables from a customer totaling $487,318 for a note receivable. The note receivable was subsequently converted into stock of the debtor in 2002 (see Note D).


                  See auditors' report and accompanying notes.

                        ELECTRONIC SYSTEM PRODUCTS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies

Nature of Operations:
---------------------

     Electronic Systems Products, Inc. (the "Company") provides a wide range of product development, professional consulting and engineering services targeted toward the telecommunications, broadband, satellite communications and wireless industries. The Company was incorporated in Illinois in 1989 and was acquired by Antec Corporation ("Antec", also the predecessor to Arris Group, Inc. ("Arris")) in 1994.

Revenue Recognition:
--------------------

     Revenues from contracts for consulting and engineering services that the Company provides its clients are recognized on a time-and-materials or on a percentage-of-completion basis. Revenues from time-and-materials service contracts are recognized as the services are provided. For service contracts where revenue is recognized under the percentage-of-completion basis, revenues recognized in excess of billings are recorded as work in progress on the accompanying balance sheet. Billings in excess of revenues recognized are recorded as deferred revenue. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated costs of the contract exceed the estimated total revenues that will be generated by the contract.

     Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues. A handling and finance charge is added to materials and equipment purchased for certain product development engagements. The costs of these reimbursements are included in cost of services.

     The Company also earns revenues from the sales of an internally developed database of pre-designed parts for a computer-aided design software system which is used to develop circuit boards. Revenues from these sales are recognized at the time the product is shipped.

Property, Plant and Equipment:
------------------------------

     Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are expensed as incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized at the time of disposition.

     The Company reviews its long-lived assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed.

     Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

           Computer equipment                              3 - 5 years
           Furniture and fixtures                          3 - 5 years
           Machinery and equipment                         2 - 5 years
           Leasehold improvements                         5 - 10 years

     Depreciation expense for the six months ended June 30, 2003 was $65,980 and for the years ended December 31, 2002 and 2001 was $170,727 and $223,652, respectively.

Intangibles:
------------

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 eliminated the requirement to amortize goodwill and indefinite-lived intangible assets and replaces the amortization with an impairment test which must be performed at least annually. The Company adopted SFAS No. 142 in January 2002 and determined that the goodwill resulting from its acquisition by Antec was fully impaired. As such, the Company recognized a charge of $10,805,981 during 2002 relating to the write off of the remaining carrying value of the goodwill. See Note C.

Investments:
------------

     The Company accounts for investments in which it owns less than 20% of the voting stock and does not possess significant influence over the operations of the investee, under the cost method of accounting.

Long-Term Debt and Capital Lease Obligations:
---------------------------------------------

     The Company is not a party to any long-term debt or capital lease obligations. The interest expense recorded on the accompanying statements of operations represents the allocation of interest expense and finance charges resulting from debt obligations of Arris. See Note G.

Income Taxes:
-------------

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The difference between the statutory federal income tax rate and the Company's effective tax rate for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001 is principally due to the Company incurring net operating losses ("NOL") for which no tax benefit was recorded.

     As of June 30, 2003 and December 31, 2002 and 2001, the Company had net deferred tax assets primarily relating to NOL carryforwards, startup expenses and impairment of investments. As there is uncertainty about whether the Company will ultimately realize the benefit from the deferred tax assets, the Company has recorded a valuation allowance against the entire balance. Furthermore, subject to Section 382 of the Internal Revenue Code, the utilization of NOL carryforwards existing as of the August 2003 ownership change (Note I) will be limited.

Stock-Based Compensation:
-------------------------

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     The Company uses the intrinsic value method for valuing its awards of stock options and restricted stock and recording the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. All options granted to employees are issued through Arris stock incentive plans (see Note H). No stock-based employee or director compensation cost for stock options is reflected in net income, as all options granted have exercise prices equal to the market value of the underlying common stock on the date of grant. The Company records compensation expense related to its restricted stock awards and director stock units. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.


                                                                                     Years Ended December 31,
                                                              Six Months Ended   ----------------------------------
                                                              June 30, 2003           2002               2001
                                                              ---------------    ---------------    ---------------
                                                               (Unaudited)

Net loss, as reported                                           $(2,101,892)      $(20,287,814)       $(3,217,928)
Add: Stock-based employee compensation included in
   reported net loss, net of taxes                                       --                 --                 --
Deduct: Total stock-based employee compensation expense
   determined under fair value based methods for all
   awards, net of taxes                                            (228,000)          (565,000)          (335,000)
                                                              ---------------    ---------------    ---------------
Net loss, pro forma                                             $(2,329,892)      $(20,852,814)       $(3,552,928)
                                                              ===============    ===============    ===============

     The weighted average assumptions used in this model to estimate the fair value of options granted under the applicable Arris stock incentive plans for 2002 and 2001 were as follows: risk-free interest rates of 3.97% and 4.27%, respectively; a dividend yield of 0%; volatility factor of the expected market price of Arris' common stock of .83 and .71, respectively; and a weighted average expected life of five and four years, respectively.

Use of Estimates:
-----------------

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation, accrued expenses and contingencies. Actual results could differ from those estimates.

Fair Value of Financial Instruments and Concentration of Credit Risk:
---------------------------------------------------------------------

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable, investments and debt. The fair value of these instruments approximate book value.

     Concentration of credit risk with respect to receivables is limited due to the geographically diverse customer base. The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support customer receivables. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts. The Company reserves a percentage of its accounts receivable as uncollectible based on historical information and existing economic conditions and writes off any uncollectible invoices to this provision. The amount of accounting loss due to credit risk the Company would incur if the parties to the accounts receivable failed to perform according to the terms of the agreement would be the balance of the accounts receivable, net of the allowance for doubtful accounts.

     The Company generates revenue principally from customers located in United States. For the six months ended June 30, 2003, two customers accounted for more than 10% of revenues. Combined, these customers accounted for approximately $440,000 of total revenues for the six months ended June 30, 2003. Accounts receivable from these significant customers at June 30, 2003 was approximately $120,000.

     For the years ended December 31, 2002 and 2001, four and three customers, respectively, accounted for more than 10% of revenues. Combined, these customers accounted for approximately $2,600,000 and $4,700,000 of total revenues for the years ended December 31, 2002 and 2001, respectively. Accounts receivable from these significant customers at December 31, 2002 and 2001, was approximately $420,000 and $545,000, respectively.

Note B - Note Receivable

     As of December 31, 2001, the Company held a convertible note receivable for $487,317 from IQStat, Inc. ("IQStat"). The note was subsequently canceled and replaced by a new note in the principal amount of $157,462 with the remaining balance converted to stock in IQStat. See Note D.

Note C - Goodwill

     As discussed in Note A, in January 2002, the Company adopted SFAS No. 142, which eliminated the amortization of goodwill and indefinite-lived intangible assets. Instead, SFAS No. 142 requires the goodwill and indefinite-lived intangible assets be reviewed on an annual basis for impairment. Upon adoption, the Company performed the impairment test and determined that its fair value was less than the carrying value of the goodwill resulting from its acquisition by Antec. As such, the Company recognized a charge of $10,805,891 during 2002 relating to the write-off of the remaining carrying value of the goodwill. This charge has been recorded as a cumulative effect of a change in accounting principle on the accompanying statements of operations.

     The following sets forth a reconciliation of net income information for the years ended December 31, 2002 and 2001, as adjusted for the non-amortization provisions of SFAS No. 142:

                                                                Years Ended December 31,
                                        Six Months Ended    ---------------------------------
                                        June 30, 2003           2002               2001
                                       -----------------    --------------    ---------------
                                         (Unaudited)

Net loss, as reported                      $(2,101,892)     $(20,287,814)       $(3,217,928)
Add: Goodwill amortization                          --                --            335,936
                                       -----------------    --------------    ---------------
Net loss, pro forma                        $(2,101,892)     $(20,287,814)       $(2,881,992)
                                       =================    ==============    ===============

     The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows:

Balance, January 1, 2001                                        $11,141,917
     Amortization                                                  (335,936)
                                                              ---------------
Balance, December 31, 2001                                       10,805,981
     Goodwill impairment charge                                 (10,805,981)
                                                              ---------------
Balance, December 31, 2002                                             $--
                                                              ===============


Note D - Investments

     In exchange for services rendered, in October 2001, the Company received a convertible note receivable from IQStat with a principal balance of $487,318 and due on demand. Per the terms of the note, anytime after one year, the Company had the option of converting the note into stock of IQStat. In October 2002, the Company agreed to exchange the note and additional services rendered through September 2002 for 968,877 shares of IQStat Series A Convertible Preferred Stock and a new promissory note in the principal amount of $157,462. Per the terms of the new note, $57,462 was paid on October 31, 2002 and $10,000 was paid monthly until the note was fully repaid in 2003. As of June 30, 2003 and December 31, 2002, the carrying value of the IQStat stock is $775,102.

     In exchange for services rendered in 2001 totaling $1,000,000, the Company received 666,667 shares of common stock of coaXmedia, Inc. ("coaXmedia"). During 2002, based on the valuation of coaXmedia's latest funding transaction, the Company determined that its investment was permanently impaired. As such, the Company recognized a charge of $747,199, which is included in the accompanying statements of operations under "Loss on Investments." As of June 30, 2003 and December 31, 2002, the carrying value of the coaXmedia stock is $252,801.

     In exchange for services rendered in 1999 and 2000, the Company received warrants to purchase 88,284 shares of common stock of Evolve Communications, Inc. ("Evolve"). At the time of issuance, the fair value of the warrant was $201,598. Based on Evolve's financial position and its inability to raise capital, the warrant was deemed fully impaired during 2002. As such, the Company recognized a charge of $201,598, which is included in the accompanying statements of operations under "Loss on Investments."

Note E - Deferred Revenue

     Costs, estimated earnings and billings on incomplete projects are summarized as follows:

                                                          December 31,       December 31,
                                      June 30, 2003           2002               2001
                                     ----------------    --------------    ---------------
                                       (Unaudited)

Billings to date                          $ 581,818        $1,064,007           $517,000
Costs and estimated earnings               (348,475)         (524,943)          (239,091)
Deferred job costs                               --                --            239,091
                                     ----------------    --------------    ---------------
Deferred revenue                           $233,343          $539,064           $517,000
                                     ================    ==============    ===============

     Additionally, one project that was incomplete as of June 30, 2003 and December 31, 2002, is expected to incur a loss. As a result, the remaining expected loss as of June 30, 2003 and December 31, 2002 of $330,667 and $568,572, respectively, has been recorded on the accompanying balance sheet.

     As of December 31, 2001, there was deferred revenue relating to a project with payment terms in excess of one year. Deferred revenue relating to this project totaled $517,000 and deferred costs totaled $239,091. There were no material fixed fee contracts in process at December 31, 2001.

Note F - Pension and Profit Sharing

     The Company participates in a multi-employer 401(k) profit-sharing retirement plan known as the Arris Group, Inc. Employee Savings Plan (the "Plan") in conjunction with its parent company. Eligible employees of the Company may participate in the Plan and elect to make contributions pursuant to a compensation reduction agreement. The Company matches contributions in an amount equal to 100% of the first 6% of employee contributions. Additional Company contributions are at the discretion of the board of directors to all eligible employees who are active participants. Participant contributions are voluntary and employees may contribute up to 15% of their annual compensation to the Plan, limited to statutory annual dollar limits during the plan year. Participant contributions are always 100% vested. Company contributions may be funded by cash or by assets at fair market value and fully vest once the employee has reached three years of service. Contributions of $60,350 were made to the Plan for the six months ended June 30, 2003. Contributions of $180,503 and $66,504 were made to the Plan for the years ended December 31, 2002 and 2001, respectively.

Note G - Related Party Transactions

     During the six months ended June 30, 2003, the Company recognized revenues of approximately $46,119 for certain consulting and engineering services performed for Arris and other subsidiaries of Arris. During the years ended December 31, 2002 and 2001, the Company recognized revenues of approximately $467,500 and $1,210,000, respectively, for these services performed for Arris and other subsidiaries of Arris.

     Arris provided certain corporate functions on behalf of the Company (relating to accounting, executive management, legal, administrative, human resources, information systems, insurance and other corporate functions). These expenses have been allocated to the Company based on its direct and indirect utilization of specific services. Indirect expenses were allocated based on sales, headcount and square footage in proportion to combined Company and Arris totals. Included in selling, general and administrative expenses were corporate allocations of $83,639 for the six months ended June 30, 2003 and $657,832 and $456,777 for the years ended December 31, 2002 and 2001, respectively. Management believes these allocations are reasonable. On the accompanying balance sheets, these allocations are included in "Due to Related Party," along with the cumulative amount funded to the Company by Arris for operations since the acquisition by Antec.

Note H - Stock-Based Compensation

     Employees of the Company are eligible for stock options granted through Arris stock option plans. Arris grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the market price of the shares at the date of grant. The stock option grants are accounted for in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and, accordingly, the Company does not recognize compensation expense for the stock option grants.

     A summary of option activity related to employees of the Company under the Arris plans is presented below:

                                           Six Months Ended               Year Ended                   Year Ended
                                            June 30, 2003              December 31, 2002            December 31, 2001
                                       -------------------------    ------------------------     ------------------------
                                             (Unaudited)
                                                      Weighted                    Weighted                     Weighted
                                                       Average                     Average                      Average
                                       Number of      Exercise        Number        Exercise       Number        Exercise
                                         Shares        Prices       of Shares      Prices        of Shares      Prices
                                       -----------    ----------    ----------    ----------     ----------    ----------
Balance, beginning of period             304,745        $12.85       190,463        $16.95        107,131        $23.43
     Grants                                   --            --       122,074          6.52         91,998         10.10
     Exercises                                --            --            --            --             --            --
     Terminations                        (29,500)         8.71        (7,792)        13.87         (6,498)        25.06
     Expirations                         (39,375)        10.71            --            --         (2,168)        21.96
                                       -----------                  ----------                   ----------
Balance, end of period                   235,870         13.73       304,745         12.85        190,463         16.95
                                       ===========                  ==========                   ==========
Vested at end of period                  140,095         17.28       128,145         14.51         73,610         15.08
                                       ===========                  ==========                   ==========
 Weighted average fair value of                            $--                       $4.47                        $6.27
   options granted during period


Note I - Subsequent Event

     In August 2003, SkyTerra Communications, Inc. ("SkyTerra", formerly known as Rare Medium Group, Inc.) purchased all of the outstanding common stock of the Company from Arris. As part of this transaction, the Company transferred its equity holdings in coaXmedia and Evolve, as well as certain rights with respect to its intellectual property, to Arris, and Arris canceled all amounts owed by the Company under intercompany financing arrangements. Also in connection with this transaction, Arris and the Company entered into a one year sublease agreement whereby the Company would lease office space and certain network and computer equipment for $19,100 per month.

     Subsequent to the stock purchase, SkyTerra agreed to purchase up to $800,000 of senior secured promissory notes from the Company and up to an additional $600,000 of senior secured promissory notes if the Company meets certain financial performance metrics. Further, the Company is expected to make restricted stock grants to employees representing an aggregate of 30% of the Company's outstanding equity.

                         SKYTERRA COMMUNICATIONS, INC.
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the acquisition by SkyTerra Communications, Inc. ("SkyTerra", formerly known as Rare Medium Group, Inc.) of all of the outstanding common stock of Electronic System Products, Inc. ("ESP") (the "Acquisition") had occurred on June 30, 2003. The Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the Acquisition had occurred on January 1, 2002, combining the results of SkyTerra and ESP for the year ended December 31, 2002 and the six months ended June 30, 2003.

     The pro forma information is derived from the historical financial statements of SkyTerra and ESP, after giving effect to the Acquisition using the purchase method of accounting and assumptions and adjustments considered appropriate by SkyTerra, certain of which are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The allocation of purchase price to the assets acquired and liabilities assumed has been made using estimated fair values. These estimates may be subject to adjustment to reflect actual amounts, primarily in the case of accrued liabilities. Any subsequent adjustments are not expected to be material. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the acquisition had occurred on the dates indicated or of the operating results that may be obtained in the future.

     The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements, and the related notes thereto, of SkyTerra and ESP. The historical financial statements of ESP and the related notes thereto as of and for the year ended December 31, 2002 and as of and for the six months ended June 30, 2003 are included herein. The historical financial statements of SkyTerra and the related notes thereto as of and for the year ended December 31, 2002 and as of and for the six months ended June 30, 2003 have been previously filed with the Securities and Exchange Commission.


                                               SKYTERRA COMMUNICATIONS, INC.
                                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                      (In thousands)

                                                                                June 30, 2003
                                                      -------------------------------------------------------------------
                                                                                         Pro Forma             SkyTerra
                                                        SkyTerra           ESP           Adjustments           Pro Forma
                                                      -------------    ------------    --------------         -----------
                       Assets

Current assets:
   Cash and cash equivalents                               $28,694              $9            $ (95) (1)       $  28,833
                                                                                                225  (2)
   Short-term investments                                    6,473              --                                 6,473
   Accounts receivable                                          --             384                                   384
   Prepaid expenses and other current assets                   455              --                                   455
                                                      -------------    ------------    --------------         -----------
     Total current assets                                   35,622             393              130               36,145

Property and equipment, net                                     22              62                                    84
Notes receivable                                            59,671              --                                59,671
Investments in affiliates                                    2,500           1,028             (253) (2)           2,575
                                                                                               (700) (4)
Other assets                                                   165              --                                   165
                                                      -------------    ------------    --------------         -----------
       Total assets                                        $97,980          $1,483            $(823)             $98,640
                                                      =============    ============    ==============         ===========

         Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                                         $1,621             $72                                $1,693
   Accrued liabilities                                       4,596             541            $(186) (2)           4,951
   Due to related party                                         --          15,395          (15,395) (2)              --
   Deferred revenue                                             --             233                                   233
                                                      -------------    ------------    --------------         -----------
     Total current liabilities                               6,217          16,241          (15,581)               6,877
                                                       -------------    ------------    --------------         -----------
  Series A Convertible Preferred Stock, $.01 par
    value, net of unamortized discount of $39,176           75,308              --                                75,308
                                                      -------------    ------------                           -----------
Minority interest                                           11,889              --                                11,889
                                                      -------------    ------------                           -----------
Stockholders' equity:
   Preferred stock, $.01 par value                              --              --                                    --
   Common stock, voting, $.01 par value                         61               1               (1) (3)              61
   Common stock, non-voting, $.01 par value                     90              --                                    90
   Additional paid-in capital                              546,291          13,074           15,395  (2)         546,291
                                                                                            (28,469) (3)
   Accumulated deficit                                    (541,705)        (27,833)          27,833  (3)        (541,705)
   Treasury stock, at cost                                    (171)             --                                  (171)
                                                      -------------    ------------    --------------         -----------
       Total stockholders' equity                            4,566         (14,758)          14,758                4,566
                                                      -------------    ------------    --------------         -----------
       Total liabilities and stockholders' equity          $97,980          $1,483            $(823)             $98,640
                                                      =============    ============    ==============         ===========


                                                       SKYTERRA COMMUNICATIONS, INC.
                                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                    (In thousands except share data)


                                                                    For the Six Months Ended June 30, 2003
                                                       -----------------------------------------------------------------
                                                         SkyTerra            ESP           Pro Forma         SkyTerra
                                                                                          Adjustments       Pro Forma
                                                       --------------    ------------    --------------    -------------
Revenues                                                      $  --          $1,437                             $1,437
Cost of revenues                                                 --           1,772                              1,772
                                                       --------------    ------------                      -------------
     Gross profit                                                --            (335)                              (335)
Selling, general and administrative expenses                  3,334           1,557                              4,891
                                                       --------------    ------------                      -------------
     Loss from operations                                    (3,334)         (1,892)                            (5,226)
Interest income (expense), net                                3,064             (84)                             2,980
Loss on investments in affiliates                              (199)              --                              (199)
Other expense, net                                               (5)           (126)                              (131)
Minority interest                                              (547)              --                              (547)
                                                       --------------    ------------                      -------------
     Loss from continuing operations                         (1,021)         (2,102)                            (3,123)
Cumulative dividends and accretion of convertible
   preferred stock to liquidation value                      (4,813)              --                            (4,813)
                                                       --------------    ------------                      -------------
     Loss from continuing operations attributable
       to common stockholders                             $  (5,834)        $(2,102)                          $ (7,936)
                                                       ==============    ============                      =============
Basic and diluted loss per share from continuing
   operations                                                $(0.38)                                            $(0.51)
                                                       ==============                                      =============
Weighted average common shares outstanding               15,638,769                                         15,638,769
                                                       ==============                                      =============


                                                                     For the Year Ended December 31, 2002
                                                       -----------------------------------------------------------------
                                                                                           Pro Forma         SkyTerra
                                                         SkyTerra            ESP          Adjustments       Pro Forma
                                                       --------------    ------------    --------------    -------------
Revenues                                                       $ --          $3,799                            $ 3,799
Cost of revenues                                                 --           5,453                              5,453
                                                       --------------    ------------                      -------------
    Gross profit                                                 --          (1,654)                            (1,654)
Selling, general and administrative expenses                  6,513           6,742                             13,255
                                                       --------------    ------------                      -------------
    Loss from operations                                     (6,513)         (8,396)                           (14,909)
Interest income (expense), net                                5,602            (164)                             5,438
Loss on investments in affiliates                              (385)           (949)                            (1,334)
Other (expense) income, net                                 (14,716)             27                            (14,689)
Minority interest                                              (998)             --                               (998)
                                                       --------------    ------------                      -------------
     Loss before income taxes                               (17,010)         (9,482)                           (26,492)
Income tax benefit                                              350              --                                350
                                                       --------------    ------------                      -------------
     Loss from continuing operations                        (16,660)         (9,482)                           (26,142)
Cumulative dividends and accretion of convertible
   preferred stock to liquidation value                     (10,937)             --                            (10,937)
                                                       --------------    ------------                      -------------
     Loss from continuing operations attributable
       to common stockholders                              $(27,597)        $(9,482)                          $(37,079)
                                                       ==============    ============                      =============
Basic and diluted loss per share from
   continuing operations                                     $(2.32)                                            $(3.12)
                                                       ==============                                      =============
Weighted average common shares outstanding               11,865,291                                         11,865,291
                                                       ==============                                      =============

                         SKYTERRA COMMUNICATIONS, INC.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information is based on the following assumptions and adjustments:

(1) The total cash consideration paid for ESP was one dollar. In addition, SkyTerra has incurred approximately $0.1 million of transaction costs related to the Acquisition.
(2) Reflects the following provisions of the Acquisition: (i) the cash payment of approximately $0.2 million from Arris Group, Inc. ("Arris") to ESP upon closing which represents the net funding of certain ESP obligations, (ii) the transfer from ESP to Arris of the equity investment in coaXmedia, Inc. which had a net book value of $0.3 million, (iii) the release by all ESP employees, as of the date of the Acquisition, of claims against ESP valued at approximately $0.2 million, and (iv) the capital contribution by Arris of the $15.4 million intercompany payable to Arris.
(3) Represents the removal of the historical equity of ESP resulting from the Acquisition.
(4) Represents the reduction in value of certain non-current assets as a result of the excess of fair value of the identifiable assets, net of liabilities assumed, over the Acquisition price, including transaction costs.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date:  November 7, 2003                   By:   /s/ ROBERT C. LEWIS
                                                ------------------------------
                                                Name:    Robert C. Lewis
                                                Title:   Senior Vice President
                                                         and General Counsel

                                                                   Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of SkyTerra Communications, Inc.:

     We consent to the use of our report dated October 3, 2003, included elsewhere herein, on the financial statements of Electronic System Products, Inc. as of and for the years ended December 31, 2002 and 2001.


/s/ Habif, Arogeti & Wynne

Atlanta, GA
November 7, 2003